Exhibit 10.7

REDEMPTION PRICE

PROMISSORY NOTE

Florida
$100,000	October 22, 2010

FOR VALUE RECEIVED, the undersigned, SEBRING SOFTWARE, LLC, a Florida limited liability company (“Company”), hereby promises to pay to the order of DIE CON AG, or its successors and assigns (“Holder”), as further provided herein, the principal amount of One Hundred Thousand Dollars ($100,000) together with interest on the unpaid principal balance hereunder, in such amounts and at such times as are specified herein.

Section 1.  Rate of Interest.  The unpaid principal balance of this Note shall bear simple interest, computed for the period from the date of this Note until it is paid in full (whether at stated maturity, by acceleration or otherwise) at a rate equal to 7% per annum on the basis of the actual number of days elapsed in a 360 day year.

Section 2.  Payment of Interest and Principal.  All principal and accrued interest shall be due and payable on or before November 1, 2010.

Section 3.  Place of Payment.  All payments hereunder shall be made to Holder at DieCon AG, Kirchstrasse 42, CH-8807 Freienbach, Switzerland, or at such other address of which the Holder has notified Company.

Section 4.  Allocation of Payments, Prepayments.  All payments received by Holder from Company hereunder shall be applied first to the payment of accrued but previously unpaid interest hereunder and then to the reduction of the principal balance hereof and subject to such application of payments, Company shall have the option at any time and from time to time to prepay in whole or in part, and without penalty, the outstanding principal balance of this Note.

Section 5.  Endorsements.  All payments made by Company on account of the principal balance hereof shall, prior to any transfer hereof, be endorsed by Holder on this Note.

Section 6.  Acceleration; No Recourse.  If:

6.1.  Company does not pay any principal of or interest on this Note as and when due and payable within ten (10) business days after the due date; or

6.2.  Company (a) makes an assignment for the benefit of, or enters into any composition or arrangement with, creditors, (b) becomes a debtor in a proceeding under Title 11 of the United States Code, (c) dissolves, (d) conceals, removes, or transfers any part of its property in violation of the Redemption and Security Agreement (as that term is defined in Section 8 below) or with intent to hinder, delay or defraud its creditors or makes or suffers a transfer of any of its property which is fraudulent under any bankruptcy, fraudulent conveyance or similar law, or (f) suffers an impairment to the lien created under the Redemption and Security Agreement by any material lien, encumbrance or other defect; then Holder may declare the then outstanding unpaid principal balance of this Note, together with all interest accrued thereon, to be immediately due and payable, whereupon the same will become immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby waived.

Section 7.  Security Agreement.  This Note is secured by a security interest in certain collateral, which security interest was granted by Company to the original Holder of this Note pursuant to the terms of a certain Redemption and Security Agreement dated as of an even date herewith among the original Holder of this Note and the Company (the “Redemption and Security Agreement”).

Section 8.                  Notices.  Notice shall be deemed to have been properly given to Company when in writing and delivered personally or deposited in the United States mail, registered or certified, postage prepaid, and addressed to Company at 1400 Cattlemen Dr., Suite D, Sarasota, FL 24232.  Any notice to Holder shall be deemed properly given if in writing and similarly mailed or delivered and addressed to Holder at the address given in Section 4 above.  Either party may change its address for notices by notice in the manner set forth above.

Section 9.  Saturdays, Sundays and Holidays.  Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within or before or after a period of time computed from a certain day, and such period of time ends on a Saturday or Sunday or a public holiday, such payment may be made or condition or obligations performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Note.

Section 10.  Governing Law.  The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Florida applicable to notes that are negotiated, executed, delivered and performed solely in the State of Florida.

Section 11.  Partial Invalidity.  If any term or provision of this Note or the application thereof to any person, firm, corporation or circumstance, shall be invalid or unenforceable, the remainder of this Note, or the application of such term or provision to persons, firms, corporations or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each term or provision of this Note shall be valid and be enforced to the fullest extent permitted by law.

Section 12.  Assignment; Binding.  Neither Company nor Holder may assign this Note without the prior written consent of the other party.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed on this 22nd day of October, 2010 as of the date first written above.

COMPANY:

SEBRING SOFTWARE, LLC

By: /s/ Leif Andersen
Name: Leif Andersen
Title: Manager